Schneider National, Inc. Announces Second Quarter 2021 Results
•Operating Revenues $1.4 billion; $1.0 billion in 2020
•Income from Operations $125.8 million; $63.4 million in 2020
•Diluted Earnings Per Share $0.60; $0.26 in 2020
•Updated full year Adjusted Diluted Earnings per Share guidance to $1.85 - $1.95
Green Bay, Wis. - July 29, 2021 – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the three and six months ended June 30, 2021.

“In the second quarter, we continued to utilize our diverse portfolio to capitalize upon opportunities presented by challenging market conditions,” said Mark Rourke, Chief Executive Officer and President of Schneider. “Our asset-light segments accounted for 60% of revenues in the quarter, demonstrating the integration of our scaled, multimodal service offerings. Our Truckload segment operating ratio improved 700 basis points from the first quarter of 2021 to 84.5% despite the protracted driver capacity challenges. Our Intermodal segment grew both orders and revenue per order sequentially which contributed to nearly a 500 basis point sequential improvement in operating ratio. Our Logistics segment achieved record revenue and more than 100% earnings growth year over year, supported by constructive market conditions and further leverage of Schneider FreightPower®.”

“We continue to find solutions to serve our customers’ freight needs through our balanced enterprise platform,” Rourke continued. “We remain well-positioned to drive growth and deliver shareholder value through the remainder of this year and into 2022.”

Results of Operations (unaudited)

The following table summarizes the Company’s results of operations for the periods indicated.

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except ratios & per share amounts)	2021	2020	Change	2021	2020	Change
Operating revenues	$1,360.8	$1,032.8	32%	$2,589.4	$2,151.9	20%
Revenues (excluding fuel surcharge)	1,250.6	964.1	30%	2,389.0	1,980.2	21%
Income from operations	125.8	63.4	98%	202.0	118.3	71%
Adjusted income from operations	125.8	63.6	98%	202.0	117.3	72%
Operating ratio	90.8%	93.9%	310 bps	92.2%	94.5%	230 bps
Adjusted operating ratio	89.9%	93.4%	350 bps	91.5%	94.1%	260 bps
Net income	$106.5	$46.5	129%	$161.3	$90.3	79%
Adjusted net income	106.5	46.7	128%	161.3	89.6	80%
Diluted earnings per share	0.60	0.26	131%	0.91	0.51	78%
Adjusted diluted earnings per share	0.60	0.26	131%	0.91	0.51	78%
Weighted average diluted shares outstanding	177.9	177.5	0.4	177.8	177.4	0.4

Enterprise Results

Enterprise net income for the second quarter of 2021 was $106.5 million, an increase of $60.0 million, or 129%, compared to the same quarter in 2020. Second quarter 2021 net income includes a $20.2 million pre-tax gain related to the Company’s prior investment in TuSimple, a global self-driving technology company, who completed their initial public offering in April 2021.

Enterprise diluted earnings per share for the second quarter of 2021 was $0.60, compared to $0.26 in the same quarter a year ago. The Company’s TuSimple investment cited above contributed $0.08 to earnings per share in the second quarter of 2021.

Results of Operations – Reportable Segments

Truckload

Truckload revenues (excluding fuel surcharge) for the second quarter of 2021 were $475.2 million, an increase of $24.1 million, or 5%, compared to the same quarter in 2020, primarily due to effective yield management, including spot, contract, and premium freight opportunities, partially offset by reduced volume driven by lower network driver capacity. Truckload revenue per truck per week was $3,985, a sequential improvement of 8% compared to the first quarter of 2021.

Truckload income from operations was $73.6 million in the second quarter of 2021, an increase of $33.1 million, or 82%, compared to the same quarter in 2020. Yield management actions and $13.7 million of equipment gains during the second quarter more than offset the earnings impact of lower network driver capacity and higher driver-related costs. Truckload segment operating ratio was 84.5% in the second quarter of 2021, compared to 91.5% in the first quarter of 2021 and 91.0% in the second quarter of 2020.

Intermodal

Intermodal revenues (excluding fuel surcharge) for the second quarter of 2021 were $274.0 million, an increase of $55.0 million, or 25%, compared to the same quarter in 2020 due to yield management and volume growth primarily in the Eastern rail network. Orders grew 16% compared to the same quarter in 2020 despite container fluidity issues due to extended customer dwell times and rail network disruptions. Revenue per order of $2,399 was 12% higher than the same quarter a year ago.

Intermodal income from operations for the second quarter of 2021 was $34.9 million, an increase of $23.9 million, or 217%, compared to the same quarter in 2020 driven by the factors affecting revenue discussed above, partially offset by higher rail and third-party dray costs. Intermodal operating ratio was 87.3% in the second quarter of 2021, compared to 92.2% in the first quarter of the 2021 and 95.0% in the second quarter of 2020.

Logistics

Logistics revenues (excluding fuel surcharge) for the second quarter of 2021 were $430.7 million, an increase of $199.8 million, or 87%, compared to the same quarter in 2020 due to constructive market conditions and further leverage of Schneider FreightPower®.

Logistics income from operations for the second quarter of 2021 was $17.0 million, an increase of $8.8 million, or 107%, compared to the same quarter in 2020, primarily due to increased net revenue per order and volume growth. Logistics operating ratio was 96.1% in the second quarter of 2021, and 96.4% in the second quarter of 2020.

Business Outlook

“We anticipate the excess demand condition to continue through the remainder of the year,” Rourke commented. “Based on our second quarter results and other market expectations, our updated full year adjusted diluted earnings per share forecast is $1.85 - $1.95, up from our prior guidance of $1.60 - $1.70. As a result of expected supply chain delays and higher equipment sales proceeds, our updated full year net capital expenditures guidance range is $325 million to $350 million, compared to our prior guidance range of $375 million to $425 million.”

Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2021 is not provided. Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time may exist and impact adjusted net income.

About Schneider National, Inc.

We are one of the largest providers of surface transportation and logistics solutions in North America. Schneider National, Inc. is a publicly held holding company that, together with our wholly owned subsidiaries, provides safe, reliable, and innovative truckload, intermodal, and logistics services to a diverse group of customers throughout the continental United States, Canada, and Mexico. Unless otherwise indicated by the context, “we,” “us,” “our,” “ours,” the “Company,” and “Schneider” refer to Schneider National, Inc. and its consolidated subsidiaries. We were founded in 1935 and have been a publicly held company since our initial public offering in 2017. Our stock is publicly traded on the NYSE under the ticker symbol SNDR and is included in the Russell 1000 Index. Schneider possesses an array of capabilities and resources that leverage artificial intelligence, data science, and analytics to provide innovative solutions that coordinate the movement of products timely, safely, and effectively, thus adding value to our customers’ supply chains.

Our diversified portfolio of complementary service offerings combines truckload services with intermodal and logistics offerings, enabling us to serve our customers’ varied needs. Our service offerings include transportation of full-truckload freight, which we directly transport utilizing either our company-controlled revenue equipment and company drivers or owner-operators under contract with us. We have arrangements with most of the major North American rail carriers to transport freight in containers. We also provide customized freight movement, revenue equipment, labor, systems, and delivery services tailored to meet individual customer requirements and typically involve long-term contracts. These arrangements are generally referred to as dedicated services and may include multiple pickups and drops, local deliveries, freight handling, specialized equipment, and freight network design. We also provide comprehensive logistics services with a network of thousands of reliable third-party carriers, and through a China-based subsidiary, we offer limited transportation and logistics services in China which consist primarily of brokerage services.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. The words “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “prospects,” “potential,” “budget,” “forecast,” “continue,” “predict,” “seek,” “objective,” “goal,” “guidance,” “outlook,” “effort,” “target,” and similar words, expressions, terms, and phrases among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

The statements in this news release are based on currently available information and the current expectations, forecasts, and assumptions of the Company’s management concerning risks and uncertainties that could cause actual outcomes or results to differ materially from those outcomes or results that are projected, anticipated, or implied in these statements. Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K filed on February 19, 2021, subsequent Reports on Form 10-Q and 8-K and our other filings we make with the U.S. Securities and Exchange Commission. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following:
•Our ability to successfully manage the demand, supply, and operational challenges and disruptions (including the impact of reduced freight volumes) associated with the COVID-19 pandemic and the associated responses of federal, state, and local governments and businesses;
•Economic and business risks inherent in the truckload and transportation industry, including competitive pressures pertaining to pricing, capacity, and service;
•Our ability to effectively manage tight truck capacity brought about by driver shortages and successfully execute our yield management strategies;
•Our ability to maintain key customer and supply arrangements (including Dedicated arrangements) and to manage disruption of our business due to factors outside of our control, such as natural disasters, acts of war or terrorism, disease outbreaks, or pandemics;
•Volatility in the market valuation of our investment in TuSimple;
•Our ability to manage and effectively implement our growth and diversification strategies and cost saving initiatives;
•Our dependence on our reputation and the Schneider brand and the potential for adverse publicity, damage to our reputation, and the loss of brand equity;
•Risks related to demand for our service offerings;
•Risks associated with the loss of a significant customer or customers;
•Capital investments that fail to match customer demand or for which we cannot obtain adequate funding;
•Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase agreements, and our ability to recover fuel costs through our fuel surcharge programs;
•Our ability to attract and retain qualified drivers and owner-operators;
•Our reliance on owner-operators to provide a portion of our truck fleet;
•Our dependence on railroads in the operation of our intermodal business;
•Service instability from third-party capacity providers used by our business;
•Changes in the outsourcing practices of our third-party logistics customers;
•Difficulty in obtaining material, equipment, goods, and services from our vendors and suppliers;
•Variability in insurance and claims expenses and the risks of insuring claims through our captive insurance company;
•The impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, associates, owner-operators, and our captive insurance company; changes to those laws and regulations; and the increased costs of compliance with existing or future federal, state, and local regulations;
•Political, economic, and other risks from cross-border operations and operations in multiple countries;
•Risks associated with financial, credit, and equity markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives;
•Negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months;
•Risks associated with severe weather and similar events;
•Significant systems disruptions, including those caused by cybersecurity events;
•Exposure to claims and lawsuits in the ordinary course of business; and
•Our ability to adapt to new technologies and new participants in the truckload and transportation industry.
The Company undertakes no obligation to publicly release any revision to its forward looking statements to reflect events or circumstances after the date of this earnings release.

Conference Call and Webcast Information

The Company will host an earnings conference call today at 10:30 a.m. Eastern Time. The conference call can be accessed by dialing 877-451-6152 (U.S.) or 201-389-0879 (international). A replay will be available approximately three hours after the call through August 5th by dialing 844-512-2921 (U.S.) or 412-317-6671 (international). The passcode for the replay is 13720787. A live webcast of the conference call can also be accessed on the Investor Relations section of the Company’s website, Schneider.com.

Contact:    Steve Bindas, Director of Investor Relations
    920-592-SNDR
    investor@schneider.com
    Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating revenues	$1,360.8	$1,032.8	$2,589.4	$2,151.9
Operating expenses:
Purchased transportation	649.6	437.1	1,208.1	916.7
Salaries, wages, and benefits	275.6	247.8	542.7	512.2
Fuel and fuel taxes	70.0	42.1	133.8	103.0
Depreciation and amortization	73.2	72.3	146.3	142.1
Operating supplies and expenses	117.2	119.1	253.3	251.1
Insurance and related expenses	17.0	28.3	41.4	57.5
Other general expenses	32.4	22.5	61.8	52.0
Restructuring—net	—	0.2	—	(1.0)
Total operating expenses	1,235.0	969.4	2,387.4	2,033.6
Income from operations	125.8	63.4	202.0	118.3
Other expenses (income):
Interest income	(0.4)	(0.5)	(1.2)	(2.3)
Interest expense	3.0	3.3	6.4	7.1
Other income—net	(19.6)	(2.1)	(18.8)	(7.5)
Total other expenses (income)	(17.0)	0.7	(13.6)	(2.7)
Income before income taxes	142.8	62.7	215.6	121.0
Provision for income taxes	36.3	16.2	54.3	30.7
Net income	$106.5	$46.5	$161.3	$90.3

Weighted average shares outstanding	177.6	177.2	177.5	177.2
Basic earnings per share	$0.60	$0.26	$0.91	$0.51

Weighted average diluted shares outstanding	177.9	177.5	177.8	177.4
Diluted earnings per share	$0.60	$0.26	$0.91	$0.51

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$490.5	$395.5
Trade accounts receivable—net	598.3	537.7
Other current assets	309.5	287.5
Net property and equipment	1,852.9	1,831.9
Other noncurrent assets	516.6	463.6
Total Assets	$3,767.8	$3,516.2

Liabilities and Shareholders’ Equity
Trade accounts payable	$337.2	$245.7
Current maturities of debt and finance lease obligations	100.7	40.4
Other current liabilities	281.6	248.5
Long-term debt and finance lease obligations	207.1	266.4
Deferred income taxes	469.5	450.4
Other noncurrent liabilities	173.3	209.3
Shareholders’ Equity	2,198.4	2,055.5
Total Liabilities and Shareholders’ Equity	$3,767.8	$3,516.2

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Six Months Ended June 30,
	2021	2020
Net cash provided by operating activities	$255.0	$319.8
Net cash used in investing activities	(134.9)	(110.1)
Net cash used in financing activities	(25.1)	(47.5)
Net increase in cash and cash equivalents	$95.0	$162.2

Net capital expenditures	$(99.5)	$(78.7)

Schneider National, Inc.
Revenues and Income from Operations by Segment
(unaudited)

Revenues by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Truckload	$475.2	$451.1	$926.9	$920.5
Intermodal	274.0	219.0	529.8	457.0
Logistics	430.7	230.9	786.6	470.5
Other	88.5	89.8	186.9	189.2
Fuel surcharge	110.2	68.7	200.4	171.7
Inter-segment eliminations	(17.8)	(26.7)	(41.2)	(57.0)
Operating revenues	$1,360.8	$1,032.8	$2,589.4	$2,151.9

Income from Operations by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Truckload	$73.6	$40.5	$111.9	$77.1
Intermodal	34.9	11.0	54.9	27.3
Logistics	17.0	8.2	32.9	12.4
Other	0.3	3.7	2.3	1.5
Income from operations	$125.8	$63.4	$202.0	$118.3

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

We monitor and analyze a number of KPIs in order to manage our business and evaluate our financial and operating performance. Below are our KPIs by segment.

Truckload

The following table presents the KPIs for our Truckload segment for the periods indicated, consistent with how revenues and expenses are reported internally for segment purposes. Descriptions of the two operations that make up our Truckload segment are as follows:
•Dedicated - Transportation services with equipment devoted to customers under long-term contracts.
•Network - Transportation services of one-way shipments.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Dedicated
Revenues (excluding fuel surcharge) (1)	$198.5	$172.2	$383.3	$348.3
Average trucks (2) (3)	4,156	3,891	4,140	3,898
Revenue per truck per week (4)	$3,719	$3,448	$3,622	$3,475
Network
Revenues (excluding fuel surcharge) (1)	$276.8	$279.3	$541.7	$571.1
Average trucks (2) (3)	5,131	6,350	5,272	6,325
Revenue per truck per week (4)	$4,201	$3,426	$4,020	$3,511
Total Truckload
Revenues (excluding fuel surcharge) (5)	$475.2	$451.1	$926.9	$920.5
Average trucks (2) (3)	9,287	10,241	9,412	10,223
Revenue per truck per week (4)	$3,985	$3,434	$3,845	$3,497
Average company trucks (3)	6,930	7,366	6,995	7,339
Average owner-operator trucks (3)	2,357	2,875	2,417	2,884
Trailers (6)	36,519	36,141	36,519	36,141
Operating ratio (7)	84.5%	91.0%	87.9%	91.6%
(1)Revenues (excluding fuel surcharge), in millions, exclude revenue in transit.
(2)Includes company and owner-operator trucks.
(3)Calculated based on beginning and end of month counts and represents the average number of trucks available to haul freight over the specified timeframe.
(4)Calculated excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes, using weighted workdays.
(5)Revenues (excluding fuel surcharge), in millions, include revenue in transit at the operating segment level and, therefore does not sum with amounts presented above.
(6)Includes entire fleet of owned trailers, including trailers with leasing arrangements between Truckload and Logistics.
(7)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Intermodal

The following table presents the KPIs for our Intermodal segment for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Orders (1)	113,894	98,362	222,679	204,949
Containers	22,179	21,172	22,179	21,172
Trucks (2)	1,729	1,508	1,729	1,508
Revenue per order (3)	$2,399	$2,145	$2,351	$2,160
Operating ratio (4)	87.3%	95.0%	89.6%	94.0%
(1)Based on delivered rail orders.
(2)Includes company and owner-operator trucks at the end of the period.
(3)Calculated using rail revenues excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes.
(4)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Logistics

The following table presents the KPI for our Logistics segment for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating ratio (1)	96.1%	96.4%	95.8%	97.4%
(1)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Schneider National, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited)

In this earnings release, we present the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, and (5) adjusted diluted earnings per share. We also provide reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (1) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (2) providing investors with the same information our management uses internally to assess our core operating performance, and (3) presenting comparable financial results between periods. In addition, in the case of revenues (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the external factor of fluctuating fuel prices and the programs we have in place to manage fuel price fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry.

Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this report in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or infrequent items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or infrequent items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Adjustments to arrive at non-GAAP measures are made at the enterprise level, with the exception of fuel surcharge revenues, which are not included in segment revenues.

Revenues (excluding fuel surcharge)

We define “revenues (excluding fuel surcharge)” as operating revenues less fuel surcharge revenues, which are excluded from revenues at the segment level. Included below is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to revenues (excluding fuel surcharge).

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Operating revenues	$1,360.8	$1,032.8	$2,589.4	$2,151.9
Less: Fuel surcharge revenues	110.2	68.7	200.4	171.7
Revenues (excluding fuel surcharge)	$1,250.6	$964.1	$2,389.0	$1,980.2

Adjusted income from operations

We define “adjusted income from operations” as income from operations, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations. Excluded items for the periods shown are explained in the table and notes below.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Income from operations	$125.8	$63.4	$202.0	$118.3
Restructuring—net (1)	—	0.2	—	(1.0)
Adjusted income from operations	$125.8	$63.6	$202.0	$117.3
(1)Activity associated with the shutdown of the FTFM service offering.

Adjusted operating ratio

We define “adjusted operating ratio” as operating expenses, adjusted to exclude material items that do not reflect our core operating performance, divided by revenues (excluding fuel surcharge). Included below is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except ratios)	2021	2020	2021	2020
Total operating expenses	$1,235.0	$969.4	$2,387.4	$2,033.6
Divide by: Operating revenues	1,360.8	1,032.8	2,589.4	2,151.9
Operating ratio	90.8%	93.9%	92.2%	94.5%

Total operating expenses	$1,235.0	$969.4	$2,387.4	$2,033.6
Adjusted for:
Fuel surcharge revenues	(110.2)	(68.7)	(200.4)	(171.7)
Restructuring—net	—	(0.2)	—	1.0
Adjusted total operating expenses	$1,124.8	$900.5	$2,187.0	$1,862.9

Operating revenues	$1,360.8	$1,032.8	$2,589.4	$2,151.9
Less: Fuel surcharge revenues	110.2	68.7	200.4	171.7
Revenues (excluding fuel surcharge)	$1,250.6	$964.1	$2,389.0	$1,980.2

Adjusted operating ratio	89.9%	93.4%	91.5%	94.1%

Adjusted net income

We define “adjusted net income” as net income, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Net income	$106.5	$46.5	$161.3	$90.3
Restructuring—net	—	0.2	—	(1.0)
Income tax effect of non-GAAP adjustments (1)	—	—	—	0.3
Adjusted net income	$106.5	$46.7	$161.3	$89.6
(1)Our estimated tax rate on non-GAAP items is determined annually using the applicable consolidated federal and state effective tax rate, modified to remove the impact of tax credits and adjustments that are not applicable to the specific items. Due to the differences in the tax treatment of items excluded from non-GAAP income, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP items may differ from our GAAP tax rate and from our actual tax liabilities.

Adjusted diluted earnings per share

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Diluted earnings per share	$0.60	$0.26	$0.91	$0.51
Non-GAAP adjustments, tax effected	—	—	—	—
Adjusted diluted earnings per share	$0.60	$0.26	$0.91	$0.51